EXHIBIT 11
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                                                        Draft--February 27, 1996


                       [Debevoise & Plimpton Letterhead]







Lord Abbett Tax-Free Income Fund, Inc.
The General Motors Building
767 Fifth Avenue
New York, New York  10153


                     Lord Abbett Tax-Free Income Fund, Inc.
                      Registration Statement on Form N-14
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Ladies and Gentlemen:

          We have acted as counsel to Lord Abbett Tax-Free Income Fund, Inc. (the "Registrant"), a Maryland corporation, in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form N-14 (File No. 811-
3942) (the "Registration Statement"), relating to the issuance of shares of the capital stock of the California Series (the "Acquiring Fund"), a series of the Registrant.

          Such shares are to be established and designated as the Class A shares and the Class C shares (the "Class A shares" and the "Class C shares"). The Class A shares are to be issued to Lord Abbett California Tax-Free Income Fund, Inc., a Maryland corporation (the "Reorganized Fund"),
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Lord Abbett Tax-Free Income Fund, Inc.
Page 2


pursuant to an Agreement and Plan of Reorganization (the "Reorganized Fund Plan") between the Registrant, on behalf of the Acquiring Fund, and the Reorganized Fund substantially in the form of Exhibit A-1 included in Part A of the Registration Statement. The Class C shares are to be issued to Lord Abbett California Tax-Free Income Trust (the "Acquired Trust"), a series of Lord Abbett Securities Trust (the "Securities Trust"), a Delaware business trust, pursuant to an Agreement and Plan of Reorganization (the "Acquired Trust Plan") between the Registrant, on behalf of the Acquiring Fund, and the Securities Trust, on behalf of the Acquired Trust, substantially in the form of Exhibit A-2 included in Part A of the Registration Statement. Such issuances of the Class A and the Class C shares are to be made in connection with the acquisitions by the Acquiring Fund of the assets of, and the assumptions by the Acquiring Fund of the liabilities of, the Reorganized Fund and the Acquired Trust, respectively.

          In so acting, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments and have made such other investigations as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

          Based on the foregoing, we are of the following opinion:

          (a)  Class A shares.  Assuming that the Reorganized Fund and the
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     Acquiring Fund duly execute and deliver the Reorganized Fund Plan, that the
     Reorganized Fund Plan and the reorganization provided for thereby are duly approved by the shareholders of the Reorganized Fund, that the transactions contemplated by the Reorganized Fund Plan are duly consummated and that the charter documents substantially in the forms of Exhibits 1(f), 1(g) and 1(h) to the Registration Statement are duly approved and filed with the State Department of Assessments and Taxation of Maryland, the Class A shares issued pursuant to the Reorganized Fund Plan will be legally issued, fully paid and non-assessable.